Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Reports Financial Results for Second Quarter 2009

Solid underlying business performance; focused efforts to address credit risk

BIRMINGHAM, Ala. – (BUSINESS WIRE) – July 21, 2009 – Regions Financial Corporation (NYSE:RF) today reported financial results for the quarter ending June 30, 2009.

Key points for the quarter included:

•	Loss of 28 cents per diluted share for the quarter ended June 30, 2009, reflects the company’s focused efforts to identify and address loan portfolio stress

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Solid underlying business performance continues, highlighted by account and deposit growth. Average customer deposits grew 3 percent linked quarter, including a $1.5 billion or 8 percent rise in non-interest bearing accounts.

•	Net interest income rose by 3 percent as net interest margin stabilized at 2.62 percent

•	Non-interest revenues increased 12 percent versus the prior quarter

•	Morgan Keegan revenues increased 23 percent compared to the previous quarter driven by strong fixed income and an improved equity market environment

•	Solid mortgage production despite rising long term rate environment; loan origination volume climbed to $3.1 billion from first quarter’s $2.8 billion

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Company incurred a $64 million special assessment to the FDIC to help shore up the government’s fund for deposit insurance as well as recording $53 million in preferred dividends and accretion related to the government’s investment in the company

•	Allowance for credit losses increased to 2.43 percent of loans with $912 million provision for loan losses, exceeding net charge-offs by $421 million

•	Net loan charge-offs increased to $491 million or an annualized 2.06 percent of average loans

•	Non-performing loans, excluding loans held for sale, increased $977 million to $2.6 billion, reflecting continued economic pressure

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Capital significantly strengthened through fulfillment of $2.5 billion regulatory Supervisory Capital Assessment Program requirement; estimated Tier 1 ratio increased to 12.2 percent and Tier 1 common ratio (see “use of non-GAAP financial measures” at the end of this release) rose to 8.1 percent

Regions Financial Corporation
Post Office Box 11007
Birmingham, Alabama 35288

Earnings Highlights

	Three months ended:
	June 30, 2009		March 31, 2009		June 30, 2008
(In millions. except per share data)	Amount	Dil. EPS	Amount	Dil. EPS	Amount	Dil. EPS
Earnings
Net interest income	$831		$809		$979
Non-interest income*	1,199		1,066		744
Non-interest expense	1,231		1,058		1,141
Pre-tax pre-provision net revenue	799		817		582
Provision for loan losses	912		425		309
Net income (loss)	($188)	($0.22)	$77	$0.11	$206	$0.30
Preferred dividend expense and accretion	56	(0.06)	51	(0.07)	—	0.00
Net income (loss) available to common shareholders	($244)	($0.28)	$26	$0.04	$206	$0.30
GAAP to Non-GAAP Reconciliation
Net income (loss) available to common shareholders (GAAP)	($244)	($0.28)	$26	$0.04	$206	$0.30
Merger-related charges, net of tax**	—	—	—	—	62	0.09
Net income (loss) available to common shareholders, excluding merger charges (Non-GAAP)**	($244)	($0.28)	$26	$0.04	$268	$0.39
Key ratios
Net interest margin (FTE)	2.62%		2.64%		3.36%
Return on average assets***	(0.67%)		0.07%		0.58%
Return on average tangible common equity**, ***	(12.34%)		1.43%		10.98%
Asset quality
Allowance for loan losses as % of net loans	2.37%		1.94%		1.50%
Net charge-offs as % of average net loans***	2.06%		1.64%		0.86%
Non-performing assets as % of loans and other real estate	3.55%		2.43%		1.65%
Non-performing assets as % of loans and other real estate (excluding loans held for sale)	3.17%		2.02%		1.65%
Non-performing assets (including 90+ past due) as % of loans and other real estate	4.18%		3.24%		2.09%
Non-performing assets (including 90+ past due) as % of loans and other real estate (excluding loans held for sale)	3.80%		2.83%		2.08%

*	Quarter ended June 30, 2009, reflects $189 million related to leveraged lease transactions, which was primarily offset by $196 million of incremental tax expense; quarter ended March 31, 2009, reflects $323 million related to leveraged lease transactions, which was primarily offset by $315 million of incremental tax expense;.

**	See “Use of non-GAAP financial measures” at the end of this release

***	Annualized

Second quarter loss of 28 cents per share

Regions’ 2009 second quarter loss totaled $244 million or 28 cents per diluted share, due mainly to increased loan loss provisioning, reflective of continued underlying economic weakness and the related loss implications to Regions’ loan portfolio. Despite the significant credit costs and their bottom-line effect, the second quarter’s results indicate solid core business performance as net interest margin steadied, new accounts opened at a record level for the second consecutive quarter, deposit growth remained strong, and brokerage income rebounded.

“While we do not want to downplay the impact of the increase in credit costs, this should not overshadow the strong performance of our core business, particularly our sustained growth in households and customer deposits and the stabilization of the net interest margin,” said Dowd Ritter, chairman, president and chief executive officer. “We are focusing our efforts to further enhance Regions’ earnings power as we continue to proactively de-risk our balance sheet.”

Continued focus on credit quality and balance sheet de-risking

For the second quarter, net charge-offs increased to an annualized 2.06 percent of average loans from the first quarter’s 1.64 percent, reflecting ongoing stress in housing valuations and the economy as a whole. The second quarter’s provision for loan losses was $912 million, $421 million above net charge-offs and more than double the first quarter’s provision.

As previously reported, Regions’ most stressed portfolios continue to be residential homebuilders; home equity second liens in Florida; and condominiums. These stressed assets currently make up about 8 percent of the total loan portfolio, down from 13 percent at the beginning of 2008. This represents a $4.0 billion decline in the last 6 quarters. While the loan categories mentioned above represent the Company’s most stressed assets, certain other loan types, including retail and multi-family commercial real estate, are also coming under pressure from the faltering economy.

Capital position significantly strengthened

During the second quarter the company significantly strengthened its balance sheet—fulfilling the $2.5 billion regulatory Supervisory Capital Assessment Program requirement, including the addition of approximately $2.1 billion of new Tier 1 common equity primarily through public offerings. Tier 1 Capital, now $6.9 billion in excess of “Well Capitalized” minimums, stands at an estimated 12.2 percent, while the estimated Tier 1 Common ratio is 8.1 percent—up approximately 160 basis points linked-quarter (see non-GAAP discussion).

Deposits and households continue to grow; record customer satisfaction

Customer deposits increased 3 percent on average linked quarter, driven by a $1.5 billion or 8 percent increase in non-interest bearing deposits – the third consecutive quarterly rise for this important deposit category. Underpinning the deposit increase, the company also opened a record 491,000 new retail and business checking accounts through the first half of 2009, putting it well on track to achieve a full-year goal of 1 million new openings.

Focusing on excellent customer service and a broad range of quality products is at the core of the company’s strategy of building profitable client relationships. A recent Gallup survey confirmed Regions’ efforts, showing a top quartile ranking in customer satisfaction. J. D. Power and Associates polls also indicate significant gains in satisfaction and service.

Loan production remains stable

Reflective of continuing lower demand, average loan balances were down approximately 1 percent linked quarter, with all categories declining except commercial mortgages, which reflects the migration of completed projects from the construction category. On the consumer side, residential first mortgage production activity remained solid as refinance activity continued with still-attractive mortgage rates. Indirect auto lending continues to contract, as the company ceased new originations several quarters ago.

Regions made new or renewed loan commitments totaling $18.1 billion during the second quarter of 2009, an increase of 16 percent over the previous quarter.

•	34,370 home loans and other lending to consumers totaling $3.7 billion

•	12,126 loans to businesses totaling $14.4 billion

Stabilizing net interest margin contributes to growth in net interest income

As expected, the second quarter net interest margin steadied at 2.62 percent, benefiting from continued low-cost deposit growth, especially in non-interest bearing products, and improving loan spreads due to better pricing discipline. As a result, taxable equivalent net interest income increased 3 percent linked quarter. Notably, a primary headwind for net interest income over the past few quarters caused by dramatically falling interest rates has largely worked its way through the company’s balance sheet. Trends in deposit pricing and loan spreads should continue to support a stable net interest margin during this period of historic low interest rates.

Strong underlying non-interest income

Non-interest revenues, which included revenue from significant transactions as described in detail below, increased 12 percent versus the first quarter. Excluding these items, non-interest revenues showed significant improvement and were up approximately 10 percent linked-quarter.

Most fee-based business lines posted gains from first-to-second quarter, with service charges and brokerage revenues especially strong. Service charges, up $19 million or 7 percent, benefited from a higher level of customer transactions, new account growth, and seasonal factors. Brokerage revenues were solid compared to the first quarter, up $46 million or 21 percent, driven by strong fixed income results and an improved equity market environment.

Mortgage revenue, while still solid, dropped $9 million from first quarter’s extremely strong $73 million. Despite somewhat higher mortgage interest rates, loan origination volume climbed to $3.1 billion from first quarter’s $2.8 billion. The company also recorded approximately $189 million of income related to lease terminations, which was more than offset by a related $196 million in income tax expense.

In transactions relating to its capital plan, the company booked a $61 million pre-tax gain on early extinguishment of debt and sold its remaining interest in Visa shares, recognizing an $80 million dollar pre-tax gain. In execution of the company’s asset/liability management strategy, U.S. Government Agency securities having a book value of approximately $1.4 billion were sold at a $108 million pre-tax gain.

Continued focus on performance and efficiency

Expense control and productivity improvement remain key components of Regions’ earnings power enhancement strategy. In the second quarter, expenses were impacted by sharply higher FDIC insurance premiums, including a $64 million special assessment, and $69 million in pre-tax securities-related impairment expense. These items obscured the productivity successes the company is achieving through streamlining systems and processes and strengthening performance management.

Also impacting the net loss available to common shareholders, the company recorded $53 million during the second quarter for dividends and accretion on the government’s investment in Regions, providing taxpayers a fair return.

About Regions Financial Corporation

Regions Financial Corporation, with $143 billion in assets, is a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates 1,900 banking offices and approximately 2,300 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-looking statements

This press release may include forward-looking statements which reflect Regions’ current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a safe harbor for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiaries, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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In October 2008, Congress enacted, and the President signed into law, the Emergency Economic Stabilization Act of 2008, and on February 17, 2009 the American Recovery and Reinvestment Act of 2009 was signed into law. Additionally, the Department of the U.S. Treasury and federal banking regulators are implementing a number of programs to address capital and liquidity issues in the banking system, and may announce additional programs in the future, all of which may have significant effects on Regions and the financial services industry, the exact nature of which cannot be determined at this time.

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Until Regions is able to repay the outstanding preferred stock issued under the Troubled Asset Relief Program (“TARP”), the impact of compensation and other restrictions on recipients of TARP preferred stock.

•	The impact of possible additional loan losses and reserve build-up on earnings and capital.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to achieve the earnings expectations related to businesses that have been acquired or that may be acquired in the future.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, and regulatory and compliance risk.

•	The current stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	The cost and other effects of material contingencies, including litigation contingencies.

•	The effects of increased competition from both banks and non-banks.

•	Possible changes in interest rates may increase funding costs and reduce earning asset yields, thus reducing margins.

•	Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular.

•	Possible changes in the creditworthiness of customers and the possible impairment of collectability of loans.

•	The effects of geopolitical instability and risks such as terrorist attacks.

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Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse effect on business.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as droughts and hurricanes.

The foregoing list of factors is not exhaustive; for discussion of these and other risks that may cause actual results to differ from expectations, please look under the caption “Forward-Looking Statements” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended March 31, 2009 (as amended), as on file with the Securities and Exchange Commission.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Regions assumes no obligation to update or revise any forward-looking statements that are made from time to time.

Use of non-GAAP financial measures

Page two of this earnings release presents computations of earnings and certain other financial measures excluding merger charge (non-GAAP). Merger charges are included in financial results presented in accordance with generally accepted accounting principles (GAAP). Regions believes the exclusion of merger charges in expressing earnings and certain other financial measures, including “earnings per common share, excluding merger charges”, provides a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business, because management does not consider merger and goodwill impairment charges to be relevant to ongoing operating results. Management and the Board of Directors utilize these non-GAAP financial measures for the following purposes:

•	Preparation of Regions’ operating budgets

•	Calculation of performance-based annual incentive bonuses for certain executives

•	Calculation of performance-based multi-year incentive bonuses for certain executives

•	Monthly financial performance reporting, including segment reporting

•	Monthly close-out “flash” reporting of consolidated results (management only)

•	Presentations of company performance to investors

Regions believes that presenting these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management and the Board of Directors. The third quarter of 2008 was the final quarter for merger charges related to the AmSouth Bancorporation acquisition.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulators have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the SCAP, these regulators began supplementing their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, Regions believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weighting assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has policies in place to address expenses that qualify as merger and goodwill impairment charges and procedures in place to approve and segregate merger and goodwill impairment charges from other normal operating expenses to ensure that the Company’s operating results are properly reflected for period-to-period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes merger and goodwill impairment charges does not represent the amount that effectively accrues directly to stockholders (i.e., merger and goodwill impairment charges are a reduction to earnings and stockholders’ equity).

See pages 24 and 25 of the supplement to this earnings release for 1) computations of GAAP net income available to common shareholders and earnings per common share to non-GAAP financial measures, 2) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), and 3) a reconciliation of stockholders’ equity (GAAP) to Tier 1 capital (regulatory) and to Tier 1 common equity (non-GAAP).

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